UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K
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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 31, 2015
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Phillips Edison Grocery Center REIT II, Inc.
(Exact name of registrant as specified in its charter)
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Maryland	000-55438	61-1714451
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11501 Northlake Drive
Cincinnati, Ohio 45249
(Address of principal executive offices, including zip code)

(513) 554-1110
(Registrant’s telephone number, including area code)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

□ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.
West Acres Shopping Center
On July 31, 2015, Phillips Edison Grocery Center REIT II, Inc. (the “Company”) purchased, through an indirect wholly-owned subsidiary, a fee simple interest in a grocery-anchored shopping center containing 83,414 rentable square feet located on approximately 7.5 acres of land in Fresno, California (“West Acres Shopping Center”) for approximately $10.2 million, exclusive of closing costs. The Company funded the purchase price with proceeds from its ongoing initial public offering. West Acres Shopping Center was purchased from West Acres, LLC, a California limited liability company, which is not affiliated with the Company, its advisor or its sub-advisor.
At the time of acquisition, West Acres Shopping Center was 100% leased to 14 tenants. Food Maxx, a market-leading regional grocery chain, occupies 55,080 rentable square feet at West Acres Shopping Center. Based on the current condition of West Acres Shopping Center, the Company’s management does not believe that it will be necessary to make any significant renovations or improvements to the property. The Company’s management believes West Acres Shopping Center is adequately insured.
Plano Market Street
On July 31, 2015, the Company purchased, through an indirect wholly-owned subsidiary, a fee simple interest in a grocery-anchored shopping center containing 169,624 rentable square feet located on approximately 17.7 acres of land in Plano, Texas (“Plano Market Street”) for approximately $46.9 million, exclusive of closing costs. The Company funded the purchase price with proceeds from its ongoing initial public offering. Plano Market Street was purchased from Regency Market Street, a Delaware limited liability company, which is not affiliated with the Company, its advisor or its sub-advisor.
At the time of acquisition, Plano Market Street was 94.2% leased to 23 tenants. Market Street, a market-leading grocery store chain, occupies 69,971 rentable square feet at Plano Market Street. Based on the current condition of Plano Market Street, the Company’s management does not believe that it will be necessary to make any significant renovations or improvements to the property. The Company’s management believes Plano Market Street is adequately insured.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHILLIPS EDISON GROCERY CENTER REIT II, INC.

Date: August 5, 2015	By:	/s/ R. Mark Addy
R. Mark Addy
Co-President and Chief Operating Officer